Anavex rapidly advances ANAVEX 2-73 for Alzheimer’s disease,
Phase I clinical trial progressing well

Hoboken, NJ – July 6, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) has commenced the 30 mg dose step in its ongoing Phase I clinical trial to evaluate ANAVEX 2-73, the company’s lead drug candidate for Alzheimer’s disease. This is the third of six potential dose steps and follows the successful completion of the 1 mg and 10 mg dosing rounds. There have been no adverse effects recorded after the administration of ANAVEX 2-73 at the doses studied to date.

Trial participants are receiving single, ascending oral doses of ANAVEX 2-73 with one group potentially advancing to a maximum single oral dose of 240 mg. To that end, the ANAVEX 2-73 Phase I trial is rapidly and positively advancing.

Positive safety data at lower doses has so far enabled the company to skip one higher dosing step and increase the amount being administered by ten times, from 1 mg to 10 mg, instead of from 1mg to 5mg. This recommendation was unanimously recommended by the Safety Review Committee for ANAVEX 2-73 following their evaluation of the available safety data from the first group of healthy human volunteers in the initial dose step.

After each dose step, the Safety Review Committee meets to discuss the safety data in a blinded manner and determine whether the next higher dose should be administered. The committee bases its decision on clinical safety and tolerability data and on laboratory and available pharmacokinetic data (the mechanisms of absorption and distribution of the drug, the rate at which a drug begins to act and the duration of its effect, as well as chemical changes of the substance in the body) from the preceding dose step(s). In addition, each volunteer is contacted by phone for a further safety check on day seven following drug administration. Preclinical data is also considered.

Data from the Phase I trial is expected to build upon the excellent safety profile of ANAVEX 2-73 in preclinical studies conducted with mice, rats and dogs. In addition to a favorable safety profile to date, preclinical studies of ANAVEX 2-73 have already generated evidence of improving and reversing the memory and learning deficits in animal models which may mimic the effects of Alzheimer’s disease. Specifically, there is evidence of ‘neuroprotection’ -- in other words certain brain cells that are ordinarily lost in these animal models are preserved.

The primary objective of the Phase I clinical trial is to evaluate the safety and tolerability of ANAVEX 2-73 in humans for the first time. The secondary objective of the Phase I trial is to determine the pharmacokinetic profile of single oral ascending doses of ANAVEX 2-73.

About the ANAVEX 2-73 Phase I Clinical Trial

This Phase I clinical trial is a randomized, placebo-controlled study to initially test ANAVEX 2-73 as a single, ascending oral dose in healthy male volunteers between the ages of 18 and 55. The trial seeks to determine the maximum tolerated single dose, safety and pharmacokinetics.

The Phase I clinical trial is being conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association, an estimated 5.4 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. This represents a 50 percent increase from the 5.2 million Americans aged 65 and older who are currently affected. The Alzheimer’s Association further projects that the number of Americans aged 65 and older who are affected by Alzheimer’s disease may double or triple to between 11 and 16 million by 2050 unless there are developments to prevent or more effectively treat the disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 Phase I trial is rapidly and positively advancing, that data from the Phase I trial is expected to build upon the excellent safety profile of ANAVEX 2-73, and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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